Item 77M - DWS S&P 500 Index
Fund

On April 29, 2011 (the "Effective
Date"), DWS S&P 500 Index Fund
(the "Predecessor Fund"), a series of
DWS Investment Trust, a
Massachusetts business trust
(Registration Nos. 002-13628 and
811-00043), was reorganized into
DWS S&P 500 Index Fund (the
"Acquiring Fund"), a corresponding
newly created "shell" series of DWS
Institutional Funds, a Massachusetts
business trust (Registration Nos.
033-34079 and 811-06071).  On the
Effective Date, all of the assets and
liabilities of the Predecessor Fund
were transferred to the Acquiring
Fund.  With the exception of the
differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding
Predecessor Fund.

All financial and other relevant
information for the Predecessor Fund
for the six-month period ended June
30, 2011 is reported on this Form N-
SAR.